Exhibit 99.1

WPT Enterprises, Inc. Reports Fourth Quarter and Full Year Fiscal 2007 Financial Results

LOS ANGELES, March 6, 2008 — WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the fourth quarter and year ended December 30, 2007. Business highlights for the quarter and through the date of this release included the delivery of seven episodes of Season VI of the World Poker Tour® (WPT) television series; continued progress in the development of the WPT China National Traktor Poker Tour™; execution of an agreement with Cryptologic to launch the Full Casino by June of this year, develop Spanish and German language sites, and extend the master agreement by one year; and the recent launch of ClubWPT, an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the United States.

Financial Results. Revenues decreased 14% in the fourth quarter of 2007 to $5.1 million, compared to $5.9 million in the same period in 2006. The decrease was primarily due to the delivery of five episodes of Season VI of the WPT in the fourth quarter of 2007 versus the delivery of nine episodes in the fourth quarter of 2006, which was comprised of four episodes of Season V of the WPT and five episodes of Season I of the Professional Poker Tour® (PPT) television series.   The decrease in revenue in the fourth quarter of 2007 was also partially due to the economic terms of the agreement with GSN.  The lower revenues were partially offset by increased sponsorship fees of approximately $1.6 million due primarily to international television sponsorship revenues that did not exist in the same period of 2006.

Cost of revenues decreased to $1.6 million in the fourth quarter of 2007 from $2.0 million in the fourth quarter of 2006, due primarily to the delivery of fewer television episodes, as mentioned above.  Selling, general and administrative expenses increased to $5.8 million in the fourth quarter of 2007, compared to $4.6 million in the fourth quarter of 2006. The increase was primarily due to launching Season I of the WPT China National Traktor Poker Tour, as well as higher costs associated with preparing for the launch of ClubWPT.com.  The Company reported a net loss for the quarter of $1.8 million, or $0.09 per fully-diluted share, compared to a net loss of $1.1 million, or $0.05 per fully-diluted share, in the 2006 period.

For the year ended December 30, 2007, revenues were $21.7 million, compared to $29.3 million in the year ended December 31, 2006.  The decrease was primarily a result of the delivery of seventeen episodes of Season V and five episodes of Season VI of the WPT television series in 2007 (22 total episodes) versus the delivery of sixteen episodes of Season IV, five episodes of Season V of the WPT and twenty-four episodes of Season I of the PPT television series in 2006 (45 total episodes).  Although there was an increase in international television distribution agreements, international television licensing revenues decreased to $2.3 million in 2007 from $3.0 million in 2006 as a result of lower television licensing fees per territory. The decreased international television licensing revenues were offset by higher event hosting and sponsorship revenues of $4.8 million in 2007, compared to $2.6 million in 2006, due primarily to international television sponsorship revenues that did not exist in the prior year.  Online gaming revenues decreased to $1.2 million in 2007 from $3.2 million in 2006, due primarily to lower levels of player activity versus the prior year, as well as the termination of operations on the Wagerworks network while the Company transitioned its online gaming operations to Cryptologic.  The Company’s net loss for the year ended December 30, 2007, was $9.6 million, or $0.47 per fully-diluted share, compared to net earnings of $7.8 million, or $0.38 per fully-diluted share, in the prior fiscal year.  The primary reasons for the decrease in earnings year-over-year were the decrease in revenues in 2007, a $2.3 million charge associated with the write-off of online gaming software and other assets in 2007, a $10.2 million realized gain (pre-tax) on the sale of PokerTek common stock in the 2006 period, and increased selling, general and administrative expenses (SG&A) of $4.1 million in 2007. The SG&A increase is due to developing the online gaming site prior to entering into an agreement with Cryptologic, launching the WPT China National Traktor Poker Tour and expanding the non-gaming aspects of World Poker Tour.com, as well as launching ClubWPT.com.

At December 30, 2007, the Company had no debt, and total cash, cash equivalents and investments in marketable securities of approximately $31.0 million, which included $7.8 million of auction rate securities (ARS).  The Company currently holds approximately $12.4 million of ARS.  Historically, these types of ARS investments have been liquid with interest rates resetting every 7 to 35 days by an auction process.  As a result of the recent liquidity issues experienced in the global credit and capital markets, in February and March 2008, auctions for ARS investments held by the Company failed.  The ARS continue to pay interest in accordance with the terms of the underlying security; however, liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop. The Company holds ARS with underlying collateral of student loans that had AAA or Aaa ratings at the time of purchase and maintain these ratings through the date of this release. The majority of these ARS are guaranteed under the Federal Family Education Loan Program (FFELP). The Company believes that the credit quality of these assets has not been impacted; therefore, no impairment charges have been recorded to date.  The Company will continue to monitor the credit quality of these investments to determine if impairment charges are required.   The Company does not believe that the lack of liquidity relating to ARS will have an impact on its ability to fund its operations during the next twelve months.

“2007 was a transitional year for WPT Enterprises,” said Steve Lipscomb, the Company’s Chief Executive Officer. “We have been focused on shifting our business from a traditional media and entertainment company to a multimedia entertainment and gaming company. We started the year with the decision to partner with Cryptologic for our online gaming site and announced a deal with GSN for the broadcast and promotion of Season VI of the World Poker Tour television series. We significantly strengthened our management team with two key hires, Andy Goetsch, our Executive Vice President of Online Gaming, who brings extensive strategic planning and poker experience in the online gaming market to run our online division and Rohin Malhotra, who brings a vast knowledge of television networks, production, and distribution to his role as Managing Director - International Sales & Marketing.”

Lipscomb continued, “We also announced other growth drivers including our ten year exclusive agreement to partner with the China Leisure Sports Administrative Center (CLSAC), to promote and grow the sport of Poker in China. This grants World Poker Tour the title sponsorship and marketing rights to develop and promote the national game of Traktor Poker in China, and will identify The World Poker Tour with one of the most popular activities in China. We plan to derive future revenues from sponsorship, television and online and mobile subscription opportunities.  Another revenue driver is the launch of CLUBWPT.com, an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the United States.

Mr. Lipscomb concluded, “Augmenting these new initiatives is our online marketing strategy that will focus on improving the product, localizing the content, and executing a compelling marketing plan to drive players to our site.  With our positive momentum and world-class brand, we are enthusiastic about the prospects for 2008 and beyond.”

First Quarter and 2008 Outlook

For the first quarter of 2008, revenues are expected to be in the range of $4.5-$5.0 million.  The Company also expects:

•                  To deliver a total of eighteen episodes of Season VI of the WPT television series in 2008: seven episodes in the first quarter, with the remaining eleven to be delivered during the second and third quarters.

•                  Lower gross margins for domestic television as a result of the terms of the agreement with GSN.

•                  To recognize host fee and sponsorship revenues as WPT domestic episodes are aired during the first, second and third quarters of 2008.

•                  To launch Season II of the WPT China National Traktor Poker Tour and begin to recognize revenue from China-related activities by the fourth quarter of 2008.

•                  Moderate growth in online gaming revenue in the first quarter of 2008.

Regarding expenses, the Company expects overall selling, general and administrative expenses to increase as a result of a full-year of China related operations and higher sales and marketing costs as the Company invests in marketing its online gaming business and ClubWPT.com. General and administrative costs, a component of overall selling, general and administrative expenses, are projected to slightly decrease due to cost cutting initiatives the Company has implemented during 2007.  The Company believes it has previously made a significant amount of the investment necessary to scale its core businesses.

Investor Conference Call

WPT Enterprise’s quarterly earnings conference call is scheduled to begin later today (March 6, 2008) at 1:30 p.m., Pacific Time (USA).

To participate in the conference call, investors should dial 800-762-8908 ten minutes prior to the scheduled start time. International callers should dial 480-629-9031. If you are unable to participate in the live call, a replay will be available beginning Thursday, March 6, 2008 at 7:30 p.m. ET, through Thursday, March 13, 2008 at 12:00 a.m. ET. To access the replay, dial 800-406-7325 (passcode: 3840249). International callers should dial 303-590-3030.

The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at www.worldpokertour.com. For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and is scheduled to begin broadcasting on GSN in March 2008.  The World Poker Tour television series is licensed for broadcast globally. WPTE also offers real-money online gaming on its website, www.worldpokertour.com, which prohibits wagers from players in the U.S. and certain other restricted territories. WPTE currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPTE is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).  Photos and media information can be found online at:  www.worldpokertour.com/media. (WPTEF)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on GSN as a source of revenue, and the risk that GSN will not exercise its options to air the WPT series beyond Season VI; difficulty of predicting the growth of our online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of Cryptologic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Scott Friedman, Chief Financial Officer
323-330-9900
sfriedman@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum
ICR, Inc.
310-954-1100
agreenebaum@icrinc.com

Financial Tables to follow

WPT ENTERPRISES, INC.
Balance Sheets

	December 30, 2007	December 31, 2006
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$3,852	$8,360
Investments in marketable securities	22,971	24,301
Accounts receivable, net of allowances of $18	2,758	2,353
Income taxes receivable	97	—
Deferred television costs	2,198	1,722
Other	733	735
	32,609	37,471

Investments in marketable securities	4,200	6,962
Property and equipment, net	1,462	3,375
Restricted cash	347	453
Investment	2,923	2,923
Other	156	156
	$41,697	$51,340

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$736	$674
Accrued payroll and related	988	1,205
Other accrued expenses	1,308	1,076
Deferred revenue	2,870	4,740
Income taxes payable	—	394
	5,902	8,089

Commitments and Contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares; 20,492 and 20,378 shares issued and outstanding	20	20
Additional paid-in capital	43,833	41,719
Retained earnings (deficit)	(8,072)	1,561
Accumulated other comprehensive earnings (loss)	14	(49)
	35,795	43,251
	$41,697	$51,340

WPT ENTERPRISES, INC.
Statements of Earnings (Loss)
(In thousands, except per share data)
(unaudited)

	Three months ended		Years ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Revenues:
License fees:
Domestic television	$1,500	$3,404	$9,632	$16,871
International television	554	787	2,263	2,978
Product licensing	1,002	937	3,619	3,315
	3,056	5,128	15,514	23,164

Online gaming	220	506	1,150	3,150
Event hosting and sponsorship fees	1,774	181	4,831	2,638
Other	46	96	217	309
	5,096	5,911	21,712	29,261

Cost of revenues	1,630	1,982	8,224	10,316

Gross profit	3,466	3,929	13,488	18,945

Selling, general and administrative expense	5,774	4,574	22,700	18,630
Loss on abandonment of online gaming assets	—	—	2,270	—

Earnings (loss) from operations	(2,308)	(645)	(11,482)	315

Other income:
Gain on sale of investment	—	—	—	10,216
Interest	420	455	1,779	1,630

Earnings (loss) before income taxes	(1,888)	(190)	(9,703)	12,161

Income taxes	84	(891)	70	(4,392)

Net earnings (loss)	(1,804)	(1,081)	(9,633)	7,769

Net earnings (loss) per common share - basic and diluted	$(0.09)	$(0.05)	$(0.47)	$0.38

Weighted-average common shares outstanding - basic	20,603	20,603	20,603	20,457

Dilutive effect of common stock equivalents	—	—	—	47

Weighted-average common shares outstanding - diluted	20,603	20,603	20,603	20,504